As filed with the Securities and Exchange Commission on December 21, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Altisource Asset Management Corporation
(Exact name of registrant as specified in its charter)

U.S. Virgin Islands	66-0783125
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
5100 Tamarind Reef
Christiansted, United States Virgin Islands 00820
(Address of Principal Executive Offices)(Zip Code)

Altisource Asset Management Corporation 2020 Equity Incentive Plan
(Full title of the plan)

Indroneel Chatterjee
Co-Chief Executive Officer
Altisource Asset Management Corporation
5100 Tamarind Reef
Christiansted, U.S. Virgin Islands 00820
(Name and address of agent for service)

(340) 692-0525
(Telephone number, including area code, of agent for service)

Copies of all correspondence to:

Mark S. Opper
Goodwin Procter LLP
100 Northern Avenue, Boston, Massachusetts 02210
Telephone: (617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐
If an emerging growth company, include by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $0.01 par value per share (the “Common Stock”)	185,000 shares	$22.73	$4,205,050	$458.77

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 ("Registration Statement") shall also cover additional shares of Common Stock of Altisource Asset Management Corporation (the "Registrant") that may become issuable under the Registrant's 2020 Equity Incentive Plan (the "Plan") by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction.
(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of Common Stock as reported on the NYSE American on December 15, 2020.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Item 1 of Form S-8 and the statement of availability of registrant information and other information required by Item 2 of Form S-8 will be sent or given to the award recipients as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the Commission or its staff a copy of any or all of the documents included in such file. Such documents and the information incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by us with the Commission are incorporated by reference into this Registration Statement:

(a)
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 28, 2020, as amended by Amendment No. 1 thereto on Form 10-K/A, filed with the Commission on April 29, 2020 (Commission File No. 001-36063);

(b)
Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the Commission on May 11, 2020; for the fiscal quarter ended June 30, 2020, filed with the Commission on August 14, 2020; and for the fiscal quarter ended September 30, 2020, filed with the Commission on November 6, 2020 (each, Commission File No. 001-36063);

(c)	Our Definitive Proxy Statement on Schedule 14A for the 2020 Annual Meeting of Stockholders, filed with the Commission on September 14, 2020 (Commission File No. 001-36063);
(d)	Our Current Reports on Form 8-K, filed with the Commission on June 9, 2020, August 18, 2020 and October 16, 2020 (each, Commission File No. 001-36063); and
(e)
The description of the Common Stock contained in the Company’s Registration Statement on Form 10, as amended, filed on September 20, 2012 to register such securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed with the Commission for the purpose of updating the description (Commission File No. 001-36063).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents (except for the portions thereof furnished or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this registration statement).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement.

Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Company is a U.S. Virgin Islands Corporation. Section 67a of the Virgin Islands Code (General Corporation Law) (“Section 67a”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted (1) in good faith; and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, (2) with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Section 67a also permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Any indemnification described above (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he had met the applicable standard of conduct set forth above. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (2) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the stockholders.

A corporation may also purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 67a.

Article X of the Company’s by-laws provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall (in the case of any such Director or officer of the Company) and may (in the case of any such other director or officer or any such employee or agent) be indemnified by the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Any indemnification under the foregoing provisions shall be made by the Company only as authorized in the specific case upon a determination that indemnification of a director, officer, employee or agent is proper in the circumstances because he or she had met the applicable standard of conduct set forth above. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceedings, or if such a quorum is not obtainable, or even if obtainable and the quorum of disinterested Directors so directs, by independent legal counsel in a written legal opinion, or by the shareholders. For purposes of the preceding sentence, unless such counsel renders such an opinion to the effect that such indemnification is not proper in the circumstances, then such counsel shall be deemed to have rendered such an opinion to the effect that such indemnification is proper in the circumstances.

Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any Director or officer of the Company) and may (in the case of any such other director or officer or any such employee or agent) be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent to repay such amounts unless it shall ultimately be determined that he or she is entitled to be indemnified by the Company as herein authorized.

The indemnification herein provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.
The Company may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions above set forth.

For purposes of this Article, references to “the Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

The amount of indemnity to which any officer, employee or agent may be entitled shall be fixed by majority vote of the Board of Directors. In any case in which there is less than a quorum, then said amount of indemnity shall be fixed by the vote of a majority of the Directors although less than a quorum.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The Exhibits listed on the accompanying Index to Exhibits are filed as a part hereof, and incorporated by reference into, this Registration Statement. (See Index to Exhibits below).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

	(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Document
4.1
Amended and Restated Articles of Incorporation of Altisource Asset Management Corporation (incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K filed with the Commission on January 5, 2017).

4.2	Third Amended and Restated Bylaws of Altisource Asset Management Corporation (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Commission on January 13, 2020).
4.3*	Altisource Asset Management Corporation 2020 Equity Incentive Plan.
5.1*	Opinion of Marjorie Rawls Roberts, P.C.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of Marjorie Rawls Roberts, P.C. (included in Exhibit 5.1 above).
24.1*	Power of Attorney (included in this Registration Statement under “Signatures”).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Christiansted, United States Virgin Islands, on December 21, 2020.

Altisource Asset Management Corporation
By:	/s/ Indroneel Chatterjee
Indroneel Chatterjee
Co-Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Indroneel Chatterjee, acting individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, in his or her name and on his or her behalf, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable to enable the Company to comply with the Securities Act, and any rules, regulations, or requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of this registration statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities regulatory body, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable securities laws, including without limitation state securities laws, and to file the same, together with other documents in connection therewith with the appropriate authorities, including without limitation state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the date indicated:

Signature	Capacity in Which Signed	Date

/s/ Indroneel Chatterjee	Chairman of the Board of Directors and Co-Chief Executive Officer (Co-Principal Executive Officer)	December 21, 2020
Indroneel Chatterjee

/s/ George G. Ellison	Co-Chief Executive Officer (Co-Principal Executive Officer)	December 21, 2020
George G. Ellison

/s/ Robin N. Lowe	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 21, 2020
Robin N. Lowe

/s/ Ricardo C. Byrd	Director	December 21, 2020
Ricardo C. Byrd

/s/ John A. Engerman	Director	December 21, 2020
John A. Engerman

/s/ John P. de Jongh, Jr.	Director	December 21, 2020
John P. de Jongh, Jr.